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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated February 4, 2003, and the related Letters of Transmittal and any amendments or supplements thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which making or accepting the Offer would violate that jurisdiction's laws. In those jurisdictions whose laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Goldman, Sachs & Co. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                      NOTICE OF OFFER TO PURCHASE FOR CASH
                                       BY
                            BROWN-FORMAN CORPORATION
                                 UP TO 1,500,000
                       SHARES OF ITS CLASS A COMMON STOCK
                                       AND
                                 UP TO 6,800,000
                       SHARES OF ITS CLASS B COMMON STOCK

         Brown-Forman Corporation, a Delaware corporation (the "Company"), invites holders of its Class A Common Stock, par value $.15 ("Class A Shares"), and its Class B Common Stock, par value $.15 ("Class B Shares") (collectively, the "Shares"), to tender their Shares at prices they specify within the range of $63.00 to $73.00 (the "Price Range"), subject to obtaining financing and the other terms and conditions set forth in the Offer to Purchase dated February 4, 2003 (the "Offer to Purchase") and the related Letters of Transmittal (which together constitute the "Offer").

         The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to other conditions as set forth in
Section 6 of the Offer to Purchase.

             THE OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS WILL
         EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 4,2003
             (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED.

         The Company will determine a single per Share price within the Price Range that it will pay for the Class A Shares properly tendered pursuant to the Offer (the "Class A Purchase Price") and a single per Share price within the Price Range that it will pay for the Class B Shares properly tendered pursuant to the Offer (the "Class B Purchase Price") (collectively, the "Purchase Prices") in each case taking into account the number of Shares of the relevant class so tendered and the prices specified by tendering shareholders. The Company will select the Class A Purchase Price that will allow it to buy 1,500,000 Class A Shares and the Class B Purchase Price that will allow it to buy 6,800,000 Class B Shares (or, in each case, such lesser number as are properly tendered at prices within the Price Range) pursuant to the Offer. The Company will buy all Shares of a class properly tendered and not withdrawn at prices at or below the Purchase Price for such class, on the terms and subject to the conditions of the Offer, including the proration terms described below. For purposes of the Offer, the Company will be deemed to have accepted for payment and thereby purchased Shares that are validly tendered and not withdrawn as, if and when the Company gives oral or written notice to the Depositary of acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a certificate for such Shares (or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or copy thereof), and any other required documents.

         If the number of Class A Shares or Class B Shares validly tendered on or before the Expiration Date at prices at or below the relevant Purchase Price and not withdrawn is greater than the number of such Shares to be accepted for payment by the Company pursuant to the Offer, the Company will accept Shares of such class to be purchased in the following order of priority: Shares of Odd Lot Holders who tender all Shares they beneficially own; then, the remaining Shares on a pro rata basis (in each case determined on a class by class basis and with adjustments to avoid purchases of fractional Shares).

         The Company is making the Offer because the Board of Directors of the Company believes that the purchase of Shares pursuant to the Offer constitutes an attractive investment and use of the Company's existing cash balances and debt capacity. The Offer gives shareholders who are considering the sale of all or a portion of their Shares the opportunity to determine the minimum price at which they are willing to sell Shares and, if the Company accepts such Shares for purchase, to avoid the usual transaction costs associated with market sales. The Offer also gives shareholders the opportunity to sell Shares at prices in excess of market prices prevailing before the Company announced the Offer.

         Neither the Company, its Board of Directors nor the Dealer Manager makes any recommendation to any shareholder as to whether to tender or refrain from tendering Shares, nor have they granted to any agent the right to make such a recommendation. Each shareholder must individually make the decision whether to tender Shares and, if so, how many Shares to tender and at what price. The Company is not aware that any of its directors, executive officers or control persons intend to tender any Shares in the Offer.

         The Company reserves the right to extend the Offer at any time or from time to time, by giving oral or written notice of such extension to the Depositary. The Company will announce such an extension as promptly as practicable.

         Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date, and unless already accepted for payment, may also be withdrawn after 12:00 Midnight, New York City time, on April 1, 2003. A withdrawal of Shares will be effective only if the Depositary receives a written, telegraphic, telexed, or facsimile notice of withdrawal in a timely manner at one of its addresses set forth on the back cover to the Offer to Purchase. A notice of withdrawal must specify the name of the tendering shareholder, the name of the registered holder (if different from that of the tendering shareholder), the number of Shares tendered, and the number of Shares to be withdrawn. If the certificate for Shares has been delivered or otherwise identified to the Depositary, then, before the Depositary releases such certificate, (a) the tendering shareholder must also submit the serial numbers of the certificates evidencing the Shares to be withdrawn; and (b) the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except for Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry delivery set forth in the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

         THE OFFER TO PURCHASE AND LETTERS OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE SHAREHOLDERS DECIDE WHETHER TO ACCEPT OR REJECT THE OFFER. They will be mailed to record holders of Shares and will be furnished to brokers, banks, and similar persons whose names, or the names of whose nominees, appear on the Company's shareholders list (or, if applicable, who are listed as participants in a clearing agency's security position listing) for transmittal to beneficial owners of Shares.

         The information required to be disclosed by Rule 13e-4(d)(1) of the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated by reference in this notice.

         Please contact the Information Agent or the Dealer Manager set forth below with any questions or requests for assistance. Please contact the Information Agent for additional copies of the Offer to Purchase, the related Letters of Transmittal, and other tender offer materials. They will furnish copies promptly at the Company's expense.


                     The Information Agent for the Offer is:

                        GEORGESON [GS LOGO] SHAREHOLDER

                           17 State Street, 10th Floor
                            New York, New York 10004
                     Banks and Brokers Call: (212) 440-9800
                    All Others Call Toll Free: (866) 203-2582


                      The Dealer Manager for the Offer is:
                              GOLDMAN, SACHS & CO.
                                 85 Broad Street
                            New York, New York 10004
                              Call: (212) 902-1000
                         Call Toll Free: (800) 323-5678


February 4, 2003